NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	August 3, 2011

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Second Quarter Earnings of $2.42 per Diluted Share
The Grain & Ethanol and Plant Nutrient Groups Lead Earning Results

MAUMEE, OHIO, August 3, 2011—The Andersons, Inc. (Nasdaq: ANDE), today announced second quarter net income attributable to the company of $45.2 million, or $2.42 per diluted share, on revenues of $1.3 billion. In the same three month period of 2010, the company reported results of $25.2 million, or $1.36 per diluted share, on revenues of $811 million. During the first six months of 2011, the company earned a record $62.5 million, or $3.34 per diluted share. In the first half of 2010, The Andersons reported results of $37.4 million, or $2.02 per diluted share. The revenue for the first six months of 2011 and 2010 were $2.3 billion and $1.5 billion, respectively. It is important to remember that revenues in commodity-based businesses do not serve as good predictors of income or economic performance.

The Grain Division led the company’s second quarter income with its record results. The Plant Nutrient Group also had highly favorable results. Higher than usual space income in the grain markets, particularly wheat, along with favorable fundamentals in other areas of the agricultural sector impacted the second quarter results.

The Grain & Ethanol Group reported record second quarter operating income of $45.3 million, which was more than double its year earlier result of $19.6 million. The group had record operating income through June of $64.0 million this year, in comparison to first half 2010 operating income of $40.3 million.

The Grain Division reported record operating income of $36.5 million in the second quarter of 2011 and $13.4 million for the same period last year. The division benefited from continued strong space income as a result of significant basis gains that were realized earlier in the year than is typical, and good second quarter earnings from its investment in Lansing Trade Group. Revenues for the Grain Division were $797 million and $361 million for the second quarter of 2011 and 2010, respectively. Revenues increased significantly due primarily to higher grain prices. The Grain Division’s operating income for the first six months of the year was $51.6 million on revenues of $1.4 billion. Last year, its first half operating income was $25.6 million on revenues of $763 million.

The Ethanol Division earned an operating income of $8.8 million in the second quarter. This compares to $6.2 million earned during the same period of the prior year. The higher income is the result of an increase in the company’s earnings from its investments in its three ethanol limited liability company affiliates. Total revenues for the quarter were $165 million. In comparison, the division’s revenues for the same period last year were $113 million. Revenues increased primarily due to higher ethanol prices. The Ethanol Division’s operating income through June was $12.4 million on revenues of $297 million. In the prior year, its first half operating income was $14.8 million on revenues of $232 million.

The Plant Nutrient Group achieved operating income of $24.1 million during the second quarter of 2011, on revenues of $260 million. In the same three month period of 2010, the group had an operating income of $19.0 million on revenues of $228 million. This improved performance was due primarily to an increase in margin, as volume declined year over year. Margins were strong primarily as a result of nutrient price appreciation attributable to strong world demand and to a lesser extent due to a favorable product mix that included more value added products. The group’s first half 2011 operating income was $29.2 million on $383 million of revenues. Last year, the operating income through the first six months was $19.7 million on revenues of $332 million. Increased revenues this year are due to higher selling prices.

The Rail Group had an operating income of $2.8 million in the second quarter on revenues of $30 million. In the same three month period of 2010, the group earned $0.1 million and revenues were $24 million. This quarter, the group recognized $2.3 million in gains on sales of railcars and related leases, whereas last year a gain of $1.7 million was recorded. Gross profit from the leasing business was also higher. The average utilization rate for the quarter was 85 percent in comparison to 71 percent for the same period last year. The group’s first half operating income this year was $6.3 million on $58 million of revenues. In 2010, operating income through June was $1.1 million and revenues were $50 million. These results included gains on sales of railcars and related leases of $7.1 million and $4.3 million in 2011 and 2010, respectively.

The Turf & Specialty Group had an operating income of $1.8 million in the second quarter this year on $42 million of revenues. Last year, the group reported operating income of $2.5 million on $41 million of revenues for the same period. Turf products tonnage decreased slightly, and gross profit per ton declined due to higher input costs. Through the first half of 2011, the group’s operating income was $5.1 million, which is similar to the prior year’s result. The group’s revenues for 2011 and 2010 through June were $89 million and $83 million, respectively.

The Retail Group had an operating income of $1.9 million during the second quarter of 2011 on revenues of $45 million. During the same period of the prior year, the group had an operating income of $2.1 million and revenues were $44 million. Through the first six months, the group lost $0.8 million and revenues were $77 million. Last year through June, the group lost $0.7 million on revenues of $74 million.

“We are pleased to be able to report record year to date earnings. While we have always mentioned that our second and fourth quarters are strong for us, these second quarter results were unusually strong due to the significant and accelerated grain basis income,” CEO Mike Anderson stated. “The investments made in our agricultural businesses over the last several years are benefitting from a positive agricultural environment. I am particularly proud of the Grain Division’s record results this year as well as PNG’s strong second quarter results in the face of a delayed spring planting season. It is also worth noting that the environment in the Rail industry has improved and we believe the worst is behind us,” added Mr. Anderson.

The company will host a webcast on Thursday, August 4, 2011 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products, and general merchandise retail. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three months ended		Six months ended
	June 30		June 30
(in thousands, except per share data)	2011	2010	2011	2010

Sales and merchandising revenues	$1,338,167	$810,999	$2,339,841	$1,532,997
Cost of sales and merchandising revenues	1,215,395	723,445	2,138,384	1,386,893

Gross profit	122,772	87,554	201,457	146,104

Operating, administrative and general expenses	57,730	51,107	111,437	96,510
Interest expense	7,562	4,663	14,898	9,298
Other income:
Equity in earnings of affiliates	12,512	6,667	19,758	16,572
Other income, net	2,018	1,881	4,324	5,535

Income before income taxes	72,010	40,332	99,204	62,403
Income tax provision	25,975	14,553	35,781	23,968

Net income	46,035	25,779	63,423	38,435
Net income attributable to the noncontrolling interest	(817)	(610)	(939)	(1,001)

Net income attributable to The Andersons, Inc.	$45,218	$25,169	$62,484	$37,434

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$2.44	$1.37	$3.37	$2.04

Diluted earnings attributable to The Andersons, Inc. common shareholders	$2.42	$1.36	$3.34	$2.02

Dividends paid	$0.1100	$0.0900	$0.2200	$0.1775

Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,	June 30,
(in thousands)	2011	2010	2010

Assets
Current assets:
Cash and cash equivalents	$18,616	$29,219	$204,317
Restricted cash	12,572	12,134	3,548
Accounts receivable, net	240,254	152,227	132,701
Inventories	469,551	647,189	237,994
Commodity derivative assets — current	187,438	246,475	21,534
Other current assets	48,577	51,314	32,176

Total current assets	977,008	1,138,558	632,270

Investments and other assets	226,498	223,204	209,290
Commodity derivative assets — noncurrent	8,560	18,113	389
Railcar assets leased to others, net	178,141	168,483	169,331
Property, plant and equipment, net	153,642	151,032	144,165
Total assets	$1,543,849	$1,699,390	$1,155,445

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under short-term line of credit	$194,200	$241,100	$-
Commodity derivative liabilities — current	24,289	57,621	54,918
Other current liabilities	405,772	538,022	278,051

Total current liabilities	624,261	836,743	332,969

Deferred items and other long-term liabilities	132,630	117,984	95,268
Commodity derivative liabilities — noncurrent	1,850	3,279	2,911
Long-term debt, less current maturities	260,645	276,825	281,740
Shareholders’ equity	524,463	464,559	442,557
Total liabilities and shareholders’ equity	$1,543,849	$1,699,390	$1,155,445

Segment Data

				Plant	Turf &
	Grain	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended June 30, 2011
Revenues from external customers	$797,130	$164,704	$29,501	$259,823	$41,551	$45,458	$—	$1,338,167

Gross Profit	51,480	4,829	6,415	39,251	6,968	13,829	—	122,772

Equity in earnings of affiliates	5,428	7,082	—	2	—	—	—	12,512

Other income, net	522	37	841	134	259	144	81	2,018

Income (loss) before income taxes	36,541	9,647	2,763	24,077	1,778	1,877	(4,673)	72,010

Income attributable to the noncontrolling interest	—	(817)	—	—	—	—	—	(817)

Operating income (loss) (a)	$36,541	$8,830	$2,763	$24,077	$1,778	$1,877	$(4,673)	$71,193

Quarter ended June 30, 2010
Revenues from external customers	$360,635	$113,045	$23,635	$228,404	$41,182	$44,098	$—	$810,999

Gross Profit	25,679	4,394	4,351	31,563	8,032	13,535	—	87,554

Equity in earnings of affiliates	2,272	4,393	—	2	—	—	—	6,667

Other income (loss), net	605	19	499	302	377	157	(78)	1,881

Income (loss) before income taxes	13,373	6,859	114	19,017	2,486	2,078	(3,595)	40,332

Income attributable to the noncontrolling interest	—	(610)	—	—	—	—	—	(610)

Operating income (loss) (a)	$13,373	$6,249	$114	$19,017	$2,486	$2,078	$(3,595)	$39,722

				Plant	Turf &
	Grain	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Six months ended June 30, 2011
Revenues from external customers	$1,435,097	$297,452	$58,411	$383,472	$88,821	$76,588	$—	$2,339,841

Gross Profit	82,772	9,294	13,532	57,335	15,744	22,780	—	201,457

Equity in earnings of affiliates	11,658	8,096	—	4	—	—	—	19,758

Other income, net	1,102	95	1,594	259	549	300	425	4,324

Income (loss) before income taxes	51,642	13,340	6,309	29,191	5,056	(787)	(5,547)	99,204

Income attributable to the noncontrolling interest	—	(939)	—	—	—	—	—	(939)

Operating income (loss)	$51,642	$12,401	$6,309	$29,191	$5,056	$(787)	$(5,547)	$98,265

Six months ended June 30, 2010
Revenues from external customers	$763,003	$231,566	$50,325	$331,562	$82,815	$73,726	$—	$1,532,997

Gross Profit	47,879	8,127	8,353	43,559	16,472	21,714	—	146,104

Equity in earnings of affiliates	5,331	11,237	—	4	—	—	—	16,572

Other income, net	1,254	43	2,308	633	794	276	227	5,535

Income (loss) before income taxes	25,571	15,768	1,140	19,736	5,150	(749)	(4,213)	62,403

Income attributable to the noncontrolling interest		(1,001)						(1,001)

Operating income (loss)	$25,571	$14,767	$1,140	$19,736	$5,150	$(749)	$(4,213)	$61,402

(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.